Exhibit  10.2


AMENDMENT  TO  MEMBERSHIP  INTEREST PURCHASE AGREEMENT, DATED APRIL 23, 2004 AND
AMENDMENT  TO  LETTER  OF  UNDERSTANDING,  DATED  MARCH  6,  2004


     THIS AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED APRIL 23, 2004 AND AMENDMENT TO LETTER OF UNDERSTANDING, DATED MARCH 6, 2004 ("Amendment") is entered into as of the 4th day of August 2004 by and between B2 Networks, LLC, a Nevada limited-liability company ("Seller" or "Company"), and B2 Digital, Inc., formerly known as Telecommunication Products, Inc. ("Buyer").
The terms of the MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED APRIL 23, 2004 are amended as follows:
1. Sale and Transfer of Interest. Subject to the terms and conditions set forth in this Amendment, Seller will transfer and convey the Membership Interest to Buyer, and Buyer will acquire the Membership Interest from Seller, upon payment of the Consideration (as defined hereinbelow) at Closing.
2. Consideration. For and in consideration of Seller's transfer of the Membership Interest hereunder, Buyer and Seller agree to the following:
(a) Buyer shall pay to Seller the total sum of Two Hundred Thousand Dollars ($200,000) in cash. Seller acknowledges that it has already received One Hundred Fifty Thousand Dollars ($150,000) from Buyer. Buyer shall pay the remaining Fifty Thousand Dollars ($50,000) on or before September 17, 2004, via wire transfer to Seller's account. Upon payment of the full Two Hundred Thousand Dollars ($200,000), Seller shall transfer to Buyer 83 Voting Shares of B2 Networks, LLC. If Buyer fails to make the payment required by September 17, 2004, at Seller's sole option, Buyer shall only be entitled to 63 Voting Shares.
     (b) Seller currently holds a Common Stock Certificate for One Million Six Hundred Sixty-Seven Thousand (1,667,000) shares of Telecommunication Products, Inc. (Market symbol TCBD), dated May 3, 2004, with certain restrictions (the "Stock Certificate"). As part of the consideration herein, the Stock Certificate shall be converted to an equal number of shares of B2 Digital, Inc. (market symbol BTWO), and a new stock certificate shall be issued to Seller by August 13, 2004. The stock certificate and shares of B2 Digital, Inc. shall be registered and shall be capable of being traded and/or transferred, without restriction, on the appropriate stock exchange, on or before September 3, 2004. Upon receipt of the converted shares by Seller, and once the shares are tradable and/or transferable without restriction, Seller shall issue to Buyer an additional 14 Voting Shares of B2 Networks, LLC.
(c) Buyer shall issue to Seller and additional One Million (1,000,000) shares of B2 Digital, Inc. stock (market symbol BTWO), by August 13, 2004, which shares shall be capable of being traded and/or transferred on the appropriate stock exchange by November 15, 2004. Upon receipt of the additional One Million (1,000,000) shares by Seller, and once the shares are tradable and/or transferable without restriction, Seller shall issue to Buyer an additional 8 Voting Shares of B2 Networks, LLC.
(d)     For  each  of  the respective transfers set forth in Item 2(b) and 2(c), above,  Seller  shall  only  be  entitled to sell up to Five Percent (5%) of the total volume of B2 Digital, Inc (market symbol BTWO) stock traded on the previous day, until February 1, 2005. There shall be no restriction on the sale or transfer of any of the shares issued by Buyer to Seller after February 1, 2005.
3.     Conflicts  and  Survival  Of  Remaining  Terms.          The terms of the
Membership Interest Purchase Agreement, Dated April 23, 2004, shall be read to give full effect to the terms of the Amendments made herein, and in case of any conflict between the Membership Interest Purchase Agreement, Dated April 23, 2004 and this Amendment, the terms of this Amendment shall control. To the extent that the terms of the Membership Interest Purchase Agreement, Dated April
     23, 2004 are not amended or otherwise affected by this Amendment, those terms shall remain in full force and effect, including, but not limited to,
Section  4,  Representations of Seller, and Section 5, Representations of Buyer.
4.     Execution Of Necessary Documents.          Buyer and Seller each agree to
     execute any documents necessary to effectuate the terms and intent of this Amendment, including, but not limited to, any changes that may be necessary in the Operating Agreement of B2 Networks, LLC, which among other matters will confirm the revised capitalization of B2 Networks, LLC, as determined by Seller's accountants.
     The terms of the LETTER OF UNDERSTANDING, DATED MARCH 6, 2004 are amended as follows:
5. Payments. On Page 4, "Services, Addendum B, Continued," Software Royalty/Revenue Share Payments, The Company to Pay to B2, Paragraph 1.3, the payment due from Buyer to Seller shall be Fifteen Thousand Dollars ($15,000), due on or before August 20, 2004. Seller hereby acknowledges that it has previously received Thirty Thousand dollars ($30,000) in connection with the Letter Of Understanding, Dated March 6, 2004.
6.     Conflicts  and  Survival  Of  Remaining  Terms.          The terms of the
Letter Of Understanding, Dated March 6, 2004, shall be read to give full effect to the terms of the Amendments made herein, and in case of any conflict between the Letter Of Understanding, Dated March 6, 2004 and this Amendment, the terms of this Amendment shall control. To the extent that the terms of the Letter Of Understanding, Dated March 6, 2004 are not amended or otherwise affected by this Amendment, those terms shall remain in full force and effect.

                               MISCELLANEOUS TERMS

     7. Notices. Any and all notices or demands by any party hereto to any other party, required or desired to be given hereunder shall be in writing and shall be validly given or made if served personally, delivered by a nationally recognized overnight courier service or if deposited in the United States Mail, certified, return receipt requested, postage prepaid, addressed as follows:
     If  to  Buyer:          B2  Digital,  Inc.
               1926  Hollywood  Blvd
               Suite  208
                         Hollywood,  Florida  33020
                         Attn:  Robert  Russel,  CEO

     If  to  Seller:          B2  Networks  LLC
               8350  W  Desert  Inn  Road
               Suite  1079
               Las  Vegas,  Nevada  89117
               Attn:  Greg  P.  Bell

Any party hereto may change its address for the purpose of receiving notices or demands as hereinabove provided by a written notice given in the manner aforesaid to the other party(ies). All notices shall be as specific as reasonably necessary to enable the party receiving the same to respond thereto.
     8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment in person.
9. Negotiated Amendment. This is a negotiated Amendment. All parties have participated in its preparation. In the event of any dispute regarding its interpretation, it shall not be construed for or against any party based upon the grounds that the Amendment was prepared by any one of the parties.
10. Time of Essence: Time is of the essence of this Amendment and all of its provisions.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective the day and year above-written.

"BUYER"                                   "SELLER"


B2  Digital,  Inc.  f/k/a
Telecommunication  Products,  Inc.                B2  Networks,  LLC

___________________________                    _______________________
By:  Robert  Russell                              By: Greg  P.  Bell,
President & CEO                                       Sole  Manager